Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS RECEIVES FDA APPROVAL FOR IMMEDIATE-RELEASE OMEPRAZOLE
TABLET WITH DUAL BUFFERS
Tablet form is a new prescription product for the treatment of GERD
NDA supplement submitted for trade name
SAN DIEGO (December 4, 2009) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has approved the company’s New Drug Application (NDA) for immediate-release omeprazole/sodium bicarbonate/ magnesium hydroxide tablets in 40 mg and 20 mg dosage strengths of omeprazole. Santarus submitted the NDA for this tablet product in January 2009.
The NDA for the new prescription tablet product was approved for all indications the company was seeking, including for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease, or GERD; however, the FDA has not yet approved a trade name for the new product. Santarus has submitted an NDA supplement requesting approval of a proposed trade name that includes the “ZEGERID®” brand name and anticipates that the FDA will complete its review of this NDA supplement within 180 days.
“We are pleased to receive FDA approval for our new immediate-release prescription tablet product and our current plans are to launch in 2010 following approval of our NDA supplement,” said Gerald T. Proehl, president and chief executive officer. “With its dual buffering system and convenient tablet dosage form, we believe this new immediate-release omeprazole product will be an attractive addition to our ZEGERID family of prescription products for the treatment of GERD and certain other upper GI conditions.”
The new dual buffer tablet product is an immediate-release proton pump inhibitor (PPI) that combines omeprazole with the antacids sodium bicarbonate and magnesium hydroxide. The antacids protect the omeprazole from acid degradation and facilitate its rapid absorption. Santarus also promotes ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension to gastroenterologists and other selected physicians. Santarus reported net product sales for ZEGERID of $87 million for the nine months ended September 30, 2009.
Omeprazole/sodium bicarbonate/magnesium hydroxide tablets are indicated for the treatment of heartburn and other symptoms associated with GERD, for the short-term treatment of erosive esophagitis diagnosed by endoscopy, for maintenance of healing of erosive esophagitis (controlled studies do not extend beyond 12 months), and for short-term treatment of active benign gastric ulcer and active duodenal ulcer.

Important Safety Information
The most frequently reported adverse events with omeprazole/sodium bicarbonate/magnesium hydroxide tablets are headache, abdominal pain, nausea, diarrhea, vomiting, and flatulence. For more information about these and other events, please see Section 6 of the full Prescribing Information. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.
Omeprazole/sodium bicarbonate/magnesium hydroxide tablets contain 750 mg (9 mEq) of sodium bicarbonate (equivalent to 209 mg of Na+) and 343 mg (12 mEq) of magnesium hydroxide (equivalent to 143 mg of Mg2+).
The sodium content of this product should be taken into consideration when administering to patients on a sodium-restricted diet or at risk of developing congestive heart failure (CHF).
Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia. Increased sodium intake can cause swelling and weight gain.
Magnesium content increases risk of hypermagnesemia and magnesium toxicity in the elderly and in patients with renal impairment or renal disease.
Omeprazole/sodium bicarbonate/magnesium hydroxide tablets are contraindicated in patients with known hypersensitivity to any component of the formulation.
Since both 20 mg and 40 mg omeprazole/sodium bicarbonate/magnesium hydroxide tablets contain the same amount of sodium bicarbonate and magnesium hydroxide, two 20 mg tablets are not equivalent to, and should not be substituted for, one 40 mg tablet. This would result in taking twice the amount of sodium bicarbonate and magnesium hydroxide.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists and other physicians. The company’s current commercial efforts are focused on ZEGERID® (omeprazole/sodium bicarbonate), which is indicated for the treatment of certain upper GI diseases and disorders, and on GLUMETZA® (metformin hydrochloride extended release tablets), which is indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Santarus is also developing two late-stage lower GI product candidates, budesonide MMX® and rifamycin SV MMX®, for the U.S. market. Budesonide MMX is being investigated in two multicenter Phase III clinical trials for the induction of remission of mild or moderate active ulcerative colitis. Rifamycin SV MMX has been investigated in a Phase II clinical program in travelers’ diarrhea. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the timing for the FDA’s review of the NDA supplement and for the anticipated launch of the immediate-release omeprazole tablet product, and whether the new tablet product will be an attractive addition to the ZEGERID family of products.
The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans or objectives will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the timing for and outcome of the FDA’s review of the NDA supplement requesting approval of a proposed trade name for the new immediate-release omeprazole tablet product; timing for commercial availability of the new tablet product; whether Santarus is able to generate market demand and acceptance for the new tablet product; the scope and validity of patent protection for the new tablet product and Santarus’ other ZEGERID products, including the outcome and duration of the pending patent infringement lawsuit against Par Pharmaceutical, Inc., and Santarus’ ability to commercialize the new tablet product and its other ZEGERID products without infringing the patent rights of others; other difficulties or delays in development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a registered trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. MMX® is a registered trademark of Cosmo Technologies Limited.
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